Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-69024 and No. 333-101614) pertaining to the Information Holdings Inc. 1998 Stock Option Plan of our report dated February 21, 2004 with respect to the consolidated financial statements of Information Holdings Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

New York, New York
March 10, 2004